UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 13, 2010

Constitution Mining Corp.
(Exact name of registrant as specified in its charter)

Delaware	000-49725	88-0455809
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Pasaje Mártir Olaya 129, Oficina 1203, Centro Empresarial José Pardo Torre A, Miraflores, Lima, Perú
(Address of principal executive offices including zip code)

Registrant’s telephone number, including area code:  +51-1-446-6807
________________________________________________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 – Corporate Governance and Management

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On January 13, 2010, Mr. Gary Artmont resigned as our Chief Executive Officer, Principal Executive Officer and President and accepted an appointment by our board of directors to serve as our Vice President of Exploration.  Subsequently, the board of directors appointed Dr. Michael Stocker to fill the positions of President, Chief Executive Officer and Principal Executive Officer formerly held by Mr. Artmont.  There was no known disagreement with Mr. Artmont on any matter relating to the Company’s operations, policies or practices.  Also on January 13, 2010, the board of directors appointed Mr. Peter Wiget to serve as a member of the board of directors until the next annual meeting of the shareholders or until removed by other action as allowed by the corporate bylaws.  As a part of the realignment of management described above, the board of directors also appointed Mr. Alois Wiget Chairman of the board of directors, a position formerly held by Dr. Stocker.

Mr. Peter Wiget is the son of Mr. Alois Wiget and with the exception of this relationship, there are no family relationships between Messrs. Artmont and Wiget and Dr. Stocker and any other of our directors or executive officers.

Neither Mr. Peter Wiget nor Mr. Artmont have had any material direct or indirect interest in any of our transactions since the beginning of the Company’s last fiscal year or in any currently proposed transaction.  At this time, we do not have any employment agreements with Mr. Artmont or Dr. Stocker.

We retained Stocker International Inc. to provide consulting services to us in connection with our operations in Peru.  Dr. Stocker is the sole owner of Stocker International Inc.  We paid $60,000 to Stocker International Inc. in November 2008 in relation to such consulting services.  On or about October 1, 2009, we entered into a consulting and services contact with Stocker International Inc, which is attached hereto as Exhibit 10.1.  For the year ended December 31, 2009, we paid consulting fees to Dr. Stocker of $90,000 and paid Stocker International Inc. a total of $257,130 for consulting services.  Other than the foregoing, Dr. Stocker has not had any material direct or indirect interest in any of our transactions since the beginning of the Company’s last fiscal year or in any currently proposed transaction.

Set forth below is a description of the business experience of Messrs. Artmont and Wiget and Dr. Stocker.

Gary J. Artmont.  Mr. Artmont has served on our board of directors since September 2007.  Mr. Artmont previously served as our President, Chief Executive Officer and Principal Executive Officer from September 2007 to January 2008 and September 2009 to January 2009.  Mr. Artmont  also previously served as our Vice President, Exploration from March 2007 until September 2007.  In the late 1990s, as Indonesian-based chief geologist for Freeport-McMoRan, Mr. Artmont was responsible for the management and coordination of a large helicopter-supported regional reconnaissance program.  His duties included coordinating 600 field staff, 55 geologists and 7 contracting groups, budget formulation and data evaluation.  During his tenure, in excess of 120,000 meters of drilling was completed on 17 prospect areas.  In the mid-2000s, Mr. Artmont evaluated acquisition opportunities in Eastern Europe, South America, Southeast Asia and Mongolia.  His work focused on a wide range of commodities including copper, iron, coal and nickel.  During his career,  Mr. Artmont has conducted over 150 site visits to producing mines located throughout the world.  Mr. Artmont was a director of Pac Rim (PRL) from 2000 to 2006.

Dr. Michael Stocker.  Dr. Michael Stocker has served as Chairman of our board of directors since October 2008.  Dr. Michael Stocker holds an MBA, and a PhD in Impact Analysis for Small and Medium Sized Company Development Programs from the University of Saint Gallen, Switzerland.  He also holds an MBA from the Community of European Management Schools, EVADE University, Barcelona, Spain.  Between 1992 and 1995, Dr. Stocker was responsible for the development of methodologies and the execution of impact analysis in Latin America for FUNDES International, a private organization for the sustainable development of small and medium sized companies in Latin America.  Between 1995 and 1997, he was Regional Manager of PROPEL, a private eco-efficient technologies consulting firm in Latin America, with headquarters in Bogotá, Colombia.  From 1997 to 2000, he worked as Senior Consultant for the Boston Consulting Group (BCG), in its offices in Mexico, Spain and Switzerland.  His main focus was on the development of Knowledge Management (KM) strategies, e-business, and effective financial programs for several Fortune 500 companies.  Starting October, 2000, Dr. Stocker became international e-business and KM manager for FUNDES International in Chile.  He was in charge of KM, e-business strategy, and set-up and implementation of all technology-related projects.  As leader of the Transference Unit, Michael was also responsible for the implementation of all projects outside of Latin America, including the transfer of knowledge from CFIs to PDFs.  In January, 2004, Dr. Stocker became founding manager of The Stocker Group, in Santiago, Chile, as a result of a management buy out of the FUNDES International Consulting’s e-business team.  The Stocker Group is present in 11 countries in Latin America, and works for various international clients such as ONUDI, the Swiss Government (SECO), the World Bank, USAID, IDB , FUNDES and AVINA.

Peter Wiget.  Peter Wiget previously served as our Chief Financial Officer from August 2008 to May 2009.  Mr. Wiget serves as an Account Manager for WITRAG Management Consultants AG, a position he has held since 1989. Mr. Wiget also serves as a Director, Chief Financial Officer, and/or Chief Executive Officer of several private companies in Switzerland.

Item 9.01     Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Consulting and Services Contact with Stocker International, Inc., dated October 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Constitution Mining Corp.

/s/         Michael Stocker
Name:  Michael Stocker
Title:    Chief Executive Officer
Date:    January 14, 2010

EXHIBIT INDEX

Exhibit No.	Description

10.1	Consulting and Services Contact with Stocker International, Inc., dated October 2009.